CONTACTS:

FINANCIAL/INVESTORS
Frank Pekny (City National) 310-888-6700
Ian Campbell (Abernathy MacGregor Group) 213-630-6550

MEDIA
Kim George (City National) 310-888-6665
Chris Orlando (Stoorza Communications) 619-236-1332


FOR IMMEDIATE RELEASE


                    CITY NATIONAL CORPORATION REPORTS RECORD
                 NET INCOME OF $33.4 MILLION FOR SECOND QUARTER

      28% RISE MARKS 24TH CONSECUTIVE QUARTER OF DOUBLE-DIGIT INCOME GROWTH


LOS ANGELES, JULY 13, 2000 -- City National Corporation (NYSE: CYN), parent company of wholly owned City National Bank, today reported record net income of $33.4 million for the second quarter of 2000, a 28 percent increase from net income of $26.1 million in the second quarter of 1999, and an 8 percent increase from the first quarter of 2000. Net income per diluted common share of $0.68 per share increased 24 percent, compared with $0.55 per share in the second quarter of 1999, and was 3 percent higher than the $0.66 per share reported for the 2000 first quarter.

City National Corporation also achieved record net income of $64.5 million for the first half of 2000, an increase of 24 percent over net income of $52.1 million for the first half of 1999. Net income per diluted common share increased by 22 percent to $1.34 per share, from $1.10 per share in the first half of 1999. These results reflect, in part, the integration of The Pacific Bank, acquired in February 2000, and American Pacific State Bank, acquired in August 1999, into City National Bank.

Cash net income, which excludes the amortization of core deposit intangibles and goodwill from acquisitions, increased 35 percent to $37.2 million, or $0.76 per diluted common share, for the second quarter of 2000 from $27.6 million, or $0.58 per diluted common share, for the second quarter of 1999. It also increased 10 percent from $33.9 million, or $0.72 per diluted common share, over the first quarter of 2000. For the first half of 2000, cash net income increased 29 percent to $71.1 million, or $1.48 per diluted common share, from $55.2 million, or $1.17 per diluted common share, for the first half of 1999.

"City National's strong financial performance this quarter demonstrates again that, as California's premier private and business bank, City National continues to enhance the financial solutions it provides to a growing number of California's best businesses, entrepreneurs, professionals and investors. This, in turn, contributed to our 24th consecutive quarter of year-over-year double-digit earnings increases - six consecutive years of consistent quality growth," said Russell Goldsmith, CEO of City National Corporation.

"We also reported significant growth in deposits, loans, assets and noninterest income while, in this quarter, our talented team also completed the seamless integration of The Pacific Bank," Goldsmith added. "We were able to produce this strong level of earnings while at the same time, investing in enhanced capabilities and adding to the allowance for credit losses, which reflects our long-standing commitment to maintain a strong balance sheet."


RETURN ON ASSETS/RETURN ON EQUITY

The Corporation's return on average assets in the second quarter of 2000 was
1.58 percent, compared with 1.68 percent in the 1999 second quarter. The return on average shareholders' equity rose to 20.37 percent, compared with 18.62 percent for the prior-year quarter. For the first six months of 2000, the return on average assets was 1.60 percent and the return on average shareholders' equity was 20.60 percent, compared with a 1.71 percent return on average assets and an 18.65 percent return on average shareholders' equity for the first six months of 1999.

On a cash basis (which excludes goodwill and the after-tax impact of nonqualifying core deposit intangibles from average assets and average shareholders' equity), the return on average assets in the second quarter of 2000 was 1.79 percent, the same as the year-ago quarter. The return on average shareholders' equity rose to 31.28 percent, compared with 21.94 percent for the prior-year quarter. On a cash basis, for the first six months of 2000, the return on average assets was 1.80 percent and the return on average shareholders' equity was 29.00 percent, compared with a 1.82 percent return on average assets and a 22.06 percent return on average shareholders' equity for the first six months of 1999.


ASSETS

Total average assets rose to a record $8.5 billion in the second quarter of 2000, an increase of 37 percent over the $6.2 billion in average assets in the second quarter of 1999 and $0.9 billion higher than the first quarter of 2000. For the six months ended June 30, 2000, total average assets increased 31 percent to $8.1 billion, compared with $6.2 billion for the same period a year ago. Total assets at June 30, 2000 were $8.7 billion compared with total assets of $6.3 billion at June 30, 1999 and total assets of $8.4 billion at March 31, 2000.

LOANS

Average loans rose 38 percent during the second quarter of 2000 to $6.3 billion compared with the second quarter of 1999. Average loans increased 10 percent from the 2000 first quarter. Loan growth was driven primarily by increases in commercial loans and real estate commercial mortgages. Compared with the year-ago quarter, commercial loan average balances rose 33 percent from $2.5 billion to $3.3 billion. Real estate commercial mortgage averages rose 72 percent from $0.8 billion to $1.3 billion. Growth in all other loan categories also contributed to the increase in average loans over the prior-year quarter. For the first six months of 2000, average loans increased 32 percent to $6.0 billion from $4.6 billion for the first six months of 1999.

Total loans at June 30, 2000 were $6.3 billion, compared with $4.7 billion at June 30, 1999 and $6.2 billion at March 31, 2000. During the first half of 2000, total loans increased $855 million, or 16 percent. Loans originated as part of a client relationship accounted for the increase. Non-relationship, syndicated loans declined $94.5 million, or 18 percent during the first half of 2000, to $442 million and represented less than 7 percent of the loan portfolio at June 30, 2000.


DEPOSITS

Average deposits rose 38 percent during the second quarter of 2000 to $6.3 billion, compared with the second quarter of 1999, and increased 11 percent from the 2000 first quarter. Approximately 60 percent of the increase in average deposits between the first and second quarters of 2000 was attributable to The Pacific Bank integration. During the first six months of 2000, average deposits increased 34 percent to $6.0 billion, compared with $4.5 billion for the same period a year ago. Deposits totaled $6.4 billion at June 30, 2000, compared with $4.7 billion at June 30, 1999 and $6.4 billion at March 31, 2000.


NET INTEREST INCOME

As a result of the strong loan and core deposit growth and a higher prime rate, net interest income on a fully taxable-equivalent basis rose 37 percent to $107.8 million, compared with $78.7 million for the second quarter of 1999, and increased 13 percent from $95.3 million for the first quarter of 2000. Net interest income was $203.1 million for the first half of 2000, an increase of 28 percent over $158.9 million for the first half of 1999. Interest recovered on nonaccrual and charged-off loans was $1.3 million for the second quarter of 2000, compared with $0.6 million for the second quarter of 1999 and $1.0 million for the first quarter of 2000. Interest recovered was $2.3 million in the first half of 2000, compared with $4.1 million for the first half of 1999.

The fully taxable-equivalent net interest margin was 5.58 percent for the quarter ended June 30, 2000 and 5.53 percent for the first half of 2000, compared with 5.48 percent and 5.55 percent for the quarter and first half of 1999, respectively. The net interest margin for the second quarter was slightly higher than the 5.47 percent for the first quarter of 2000, primarily due to an increase in the prime rate.

NONINTEREST INCOME

Noninterest income continued its strong growth, increasing 24 percent to $26.8 million for the second quarter 2000 over the same quarter of 1999. This growth reflects an 11 percent increase in the noninterest income reported, over the $24.2 million for the first quarter of 2000. Noninterest income for the first six months of this year of $51.0 million increased 25 percent over the $40.8 million for the first six months of 1999. Noninterest income was 21 percent of total revenues for the first six months of both 2000 and 1999.

All categories of recurring noninterest income increased over the prior-year period, reflecting the Corporation's emphasis on growing fee income. Investment services and trust fees rose as a result of a strong cross-selling program to existing City National Bank customers, and business generated from new customers as a result of direct sales activities by City National Investments (CNI), a division of City National Bank. Assets under administration by CNI were $15.5 billion at June 30, 2000, including $5.4 billion under management, compared with $13.3 billion and $3.5 billion, respectively, at June 30, 1999, and $14.9 billion and $4.8 billion at March 31, 2000. The increase in assets under management is primarily attributable to the new CNI Charter Funds introduced in 1999 and 2000. International services income rose significantly as a result of increased foreign exchange fees. There were no material gains on the sale of assets and securities for the quarter, and a gain of $0.2 million for the six months of 2000, compared with $2.3 million in the prior-year quarter and $3.6 million for the first six months of 1999.


NONINTEREST EXPENSE

Noninterest expense was $76.1 million for the second quarter of 2000, compared with $57.8 million in the second quarter of 1999 and $69.1 million in the first quarter of 2000. Noninterest expense for the first six months of 2000 increased $31.5 million to $145.2 million, compared with $113.7 million for the first six months of 1999. The year-over-year increase in expenses was primarily the result of additional offices and a substantial number of new colleagues, including those added through bank acquisitions, as well as higher professional fees and amortization of goodwill and core deposit intangibles. Salaries and other employee benefits increased by $9.3 million, or 29 percent, compared with the second quarter of 1999; they increased by $2.7 million, or 7 percent, compared with the first quarter of 2000. All other expenses increased $9.0 million, or 35 percent, from the second quarter of 1999, and increased $4.3 million, or 14 percent, from the first quarter of 2000.


CREDIT QUALITY

The Corporation recorded a $4.0 million provision for credit losses for the second quarter and first half of 2000. There were no credit loss provisions in the year-earlier periods. Net credit losses for the second quarter and first half of 2000 were $4.0 million and $7.5 million, respectively, compared with net credit recoveries of $1.5 million and $4.8 million in the second quarter and first half of 1999. The provision for credit losses during the second quarter reflects a variety of factors, including levels of net charge-offs, nonaccrual loans and continuing growth of the loan portfolio.

The allowance for credit losses at June 30, 2000, totaled $140.5 million, or
2.21 percent of outstanding loans. This compares with an allowance of $140.2 million, or 2.97 percent of outstanding loans at June 30, 1999, and an allowance of $140.5 million, or 2.28 percent of outstanding loans at March 31, 2000. The allowance for credit losses as a percentage of nonaccrual loans was 401 percent at June 30, 2000, compared with 528 percent at June 30, 1999 and 434 percent at March 31, 2000. Total non-performing assets (nonaccrual loans and ORE) were $35.5 million, or 0.56 percent of total loans and ORE at June 30, 2000, compared with $28.2 million, or 0.60 percent, at June 30, 1999 and $32.8 million, or 0.53 percent, at March 31, 2000.

CAPITAL LEVELS

Total risk-based capital and Tier 1 risk-based capital ratios at June 30, 2000 were 10.56 percent and 7.49 percent, compared with the capitalization ratios of
10.00 percent and 6.00 percent required for an institution to be classified as "well-capitalized." The Corporation's Tier 1 leverage ratio of 6.19 percent exceeded the regulatory minimum of 4.00 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital, and the Tier 1 leverage ratio were 10.32 percent, 7.21 percent, and
6.46 percent, respectively, at March 31, 2000.


STOCK REPURCHASE

Since the current stock buyback program of one million common shares was announced on July 29, 1999, 731,100 shares have been repurchased for a cost of $23.5 million. No shares were repurchased in the second quarter of 2000. The shares purchased under the buyback program have been reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were no Treasury shares at June 30, 2000.


ABOUT CITY NATIONAL

City National Corporation is a publicly owned corporation with $8.7 billion in total assets whose stock is traded on the New York Stock Exchange under the symbol "CYN." The Corporation's wholly owned subsidiary, City National Bank, is the premier independent business and private bank headquartered in California. City National Bank, which provides banking, trust, and investment services, has 49 California offices located throughout Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo and Ventura counties, and a loan production office in Sacramento.

For more information about the Corporation, our Fax-On-Demand Information Service is at 1.800.873.5293, and the Corporation's web page is at http://www.cnb.com.

This press release contains forward-looking statements about the Corporation for which the Corporation claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning the Corporation's possible or assumed future financial condition, and its results of operations and business.

Forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Corporation's ability to control or predict, could cause actual results to differ materially from those contemplated by such forward looking statements. These factors include (1) an economic slowdown in California, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) increased competition in the Corporation's market, and (5) higher than expected credit losses.

For a more complete discussion of these risks and uncertainties, please see the Corporation's Quarterly Report on Form 10-Q for the quarter-ended March 31, 2000 and particularly the section of Management's Discussion and Analysis therein entitled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

Earnings Release
July 13, 2000
Page 7

CITY NATIONAL CORPORATION
-------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET (UNAUDITED)
-------------------------------------------------------------------------------


(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                              JUNE 30,
                                                        --------------------------------------------------
                                                             2000              1999            % CHANGE
                                                        ---------------   ----------------   -------------
Assets
       Cash and due from banks                           $     448,501     $      264,476              70
       Securities                                            1,442,108          1,065,561              35
       Federal funds sold                                       50,000             50,000               -
       Loans (net of allowance for credit
         losses of $140,484 and $140,185)                    6,204,711          4,582,554              35
       Other assets                                            531,448            339,517              57
                                                        ---------------   ----------------
         Total assets                                    $   8,676,768     $    6,302,108              38
                                                        ===============   ================

Liabilities and Shareholders' Equity
       Noninterest-bearing deposits                      $   2,678,556     $    2,148,956              25
       Interest-bearing deposits                             3,716,298          2,535,369              47
                                                        ---------------   ----------------
         Total deposits                                      6,394,854          4,684,325              37
       Federal funds purchased and securities sold
         under repurchase agreements                           243,604            308,642             (21)
       Other short term borrowed funds                         955,163            346,137             176
       Subordinated debt                                       123,547            123,359               -
       Other long-term debt                                    180,000            230,000             (22)
       Other liabilities                                       107,578             48,229             123
                                                        ---------------   ----------------
         Total liabilities                                   8,004,746          5,740,692              39
       Shareholders' equity                                    672,022            561,416              20
                                                        ---------------   ----------------
         Total liabilities and shareholders' equity      $   8,676,768     $    6,302,108              38
                                                        ===============   ================

       Book value per share                              $       14.11     $        12.26              15

       Number of shares at period end                       47,623,014         45,788,070               4



CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS,                       FOR THE THREE MONTHS ENDED                         FOR THE SIX MONTHS ENDED
EXCEPT PER SHARE AMOUNTS)                             JUNE 30,                                          JUNE 30,
                                   ---------------------------------------------     ---------------------------------------------
                                        2000              1999          % CHANGE           2000              1999         % CHANGE
                                   ---------------   ----------------   --------     ---------------   ----------------   --------
Interest income                     $     164,076     $      110,370        49       $     306,143     $      221,862          38
Interest expense                          (59,432)           (34,258)       73            (109,252)           (68,070)         60
                                   ---------------   ----------------               ---------------   ----------------
Net interest income                       104,644             76,112        37             196,891            153,792          28
Provision for credit losses                (4,000)                 -       N/M              (4,000)                 -         N/M
                                   ---------------   ----------------               ---------------   ----------------
Net interest income after
 provision for credit losses              100,644             76,112        32             192,891            153,792          25
Noninterest income                         26,790             21,687        24              51,033             40,832          25
Noninterest expense                       (76,074)           (57,834)       32            (145,159)          (113,735)         28
                                   ---------------   ----------------               ---------------   ----------------
Income  before taxes                       51,360             39,965        29              98,765             80,889          22
Income taxes                              (17,915)           (13,859)       29             (34,312)           (28,782)         19
                                   ---------------   ----------------               ---------------   ----------------
Net income                          $      33,445     $       26,106        28       $      64,453     $       52,107          24
                                   ===============   ================               ===============   ================
Net income per share, basic         $        0.70     $         0.57        23       $        1.38     $         1.14          21
                                   ===============   ================               ===============   ================
Net income per share, diluted       $        0.68     $         0.55        24       $        1.34     $         1.10          22
                                   ===============   ================               ===============   ================
Dividends paid per share            $        0.18     $         0.17         6       $        0.35     $         0.33           6
                                   ===============   ================               ===============   ================
Shares used to compute per
 share net income, basic               47,540,159         45,739,057                    46,791,844         45,864,300

Shares used to compute per
 share net income, diluted             48,936,743         47,120,556                    47,986,361         47,228,505

Earnings Release
July 13, 2000
Page 8

CITY NATIONAL CORPORATION
------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (UNAUDITED)  (DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------

PERIOD END                                                                                       JUNE 30,
                                                                             --------------------------------------------------
                                                                                  2000              1999            % CHANGE
                                                                             ---------------   ----------------   -------------
Loans
       Commercial                                                             $   3,224,904     $    2,537,110              27
       Residential first mortgage                                                 1,238,224          1,044,656              19
       Real estate commercial mortgage                                            1,395,187            802,246              74
       Real estate construction                                                     421,178            288,501              46
       Installment                                                                   65,702             50,226              31
                                                                             ---------------   ----------------
         Total loans                                                          $   6,345,195     $    4,722,739              34
                                                                             ===============   ================

Allowance for Credit Losses
       Beginning balance                                                      $     144,004     $      135,339               6
         Provision for credit losses                                                  4,000                  -             N/M
         Charge-offs                                                                 14,413              2,619             450
         Recoveries                                                                   6,893              7,465              (8)
                                                                             ---------------   ----------------
                 Net (charge-offs) recoveries                                        (7,520)             4,846             N/M
                                                                             ---------------   ----------------
       Ending balance                                                         $     140,484     $      140,185               0
                                                                             ===============   ================

Nonaccrual loans and ORE
       Nonaccrual loans                                                       $      35,077     $       26,533              32
       ORE                                                                              447              1,696             (74)
                                                                             ---------------   ----------------
         Total nonaccrual loans and ORE                                       $      35,524     $       28,229              26
                                                                             ===============   ================

       Loans past due 90 days or more on accrual status,
         including credits in the process of being paid or
         renewed and not anticipated to move to nonaccrual status             $       5,703     $        8,904             (36)
                                                                             ===============   ================

       Restructured loans on accrual status                                   $       2,532     $        1,771              49
                                                                             ===============   ================

Deposits
       Noninterest bearing                                                    $   2,678,556     $    2,148,956              25
       Interest-bearing, core                                                     2,374,630          1,663,220              43
                                                                             ---------------   ----------------
         Total core deposits                                                      5,053,186          3,812,176              33
       Time deposits - $100,000 and over                                          1,341,668            872,149              54
                                                                             ---------------   ----------------
         Total deposits                                                       $   6,394,854     $    4,684,325              37
                                                                             ===============   ================



                                                  FOR THE THREE MONTHS ENDED                    FOR THE SIX MONTHS ENDED
AVERAGE BALANCES                                           JUNE 30,                                      JUNE 30,
                                            -------------------------------------       -----------------------------------------
                                                2000           1999      % CHANGE           2000           1999          % CHANGE
                                            -----------     ----------   --------       -----------     ----------       --------
Loans
       Commercial                            $3,303,927     $2,486,626        33         $3,127,413     $2,460,056         27
       Residential first mortgage             1,225,906      1,018,360        20          1,216,906      1,027,516         18
       Real estate commercial mortgage        1,336,108        776,706        72          1,238,711        761,954         63
       Real estate construction                 403,339        271,802        48            390,386        258,728         51
       Installment                               62,441         49,120        27             62,614         48,780         28
                                            ------------   ------------                 ------------   ------------
         Total loans                         $6,331,721     $4,602,614        38         $6,036,030     $4,557,034         32
                                            ============   ============                 ============   ============

Securities                                   $1,381,920     $1,140,966        21         $1,295,400     $1,116,508         16
Interest-earning assets                       7,768,320      5,781,505        34          7,387,367      5,710,939         29
Assets                                        8,525,861      6,219,097        37          8,093,736      6,160,277         31
Core deposits                                 5,072,101      3,725,673        36          4,796,929      3,685,248         30
Deposits                                      6,277,831      4,564,235        38          5,977,097      4,467,123         34
Shareholders' equity                            660,325        562,429        17            629,246        563,355         12


Earnings Release
July 13, 2000
Page 9


CITY NATIONAL CORPORATION
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (UNAUDITED)  (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
-----------------------------------------------------------------------------------------------------------------------------------

                                                         FOR THE THREE MONTHS ENDED               FOR THE SIX MONTHS ENDED
                                                                  JUNE 30,                                 JUNE 30,
                                                     -----------------------------------      -----------------------------------
                                                        2000          1999      % CHANGE         2000         1999       % CHANGE
                                                     ----------     ---------   --------      ---------     --------     --------
SELECTED RATIOS
FOR THE PERIOD
       Return on average assets                          1.58%          1.68%      (6)            1.60%         1.71%        (6)
       Return on average shareholders' equity           20.37          18.62        9            20.60         18.65         10
       Net interest margin                               5.58           5.48        2             5.53          5.55          -
       Efficiency ratio                                 56.51          57.54       (2)           57.13         56.91          -
       Dividend payout ratio                            24.85          28.94      (14)           25.18         29.14        (14)
PERIOD END
       Tier 1 risk-based capital ratio                                                            7.49          9.82        (24)
       Total  risk-based capital ratio                                                           10.56         13.53        (22)
       Tier 1 leverage ratio                                                                      6.19          8.18        (24)
       Nonaccrual loans to total loans                                                            0.55          0.56         (2)
       Nonaccrual loans and ORE to
        total loans and ORE                                                                       0.56          0.60         (7)
       Allowance for credit losses to
        total loans                                                                               2.21          2.97        (26)
       Allowance for credit losses to
        nonaccrual loans                                                                        400.50        528.34        (24)

Cash net income and ratios (reported net income net of goodwill and nonqualifying core deposit intangibles) (1)

       Cash net income                               $ 37,154       $ 27,556       35         $ 71,054      $ 55,155         29
       Cash net income per share, basic                  0.78           0.60       30             1.52          1.20         27
       Cash net income per share, diluted                0.76           0.58       31             1.48          1.17         26
       Cash return on average assets                     1.79%          1.79%       -             1.80%         1.82%        (1)
       Cash return on average shareholders' equity      31.28          21.94       43            29.00         22.06         31
       Cash efficiency ratio                            53.26          55.63       (4)           54.03         54.92         (2)


(1) Nonqualifying core deposit intangible (CDI) amortization and average balance excluded from these calculations are, with the exception of the efficiency ratio, net of applicable taxes. The after-tax amounts for the amortization and average balance of nonqualifying CDI were $0.9 million and $16.1 million, respectively, for the quarter ended June 30, 2000 and $0.6 million and $17.2 million, respectively, for the three months ended June 30, 1999. Goodwill amortization and average balance (which are not tax effected) were $1.7 million and $166.6 million, respectively, for the quarter ended June 30, 2000 and $0.8 million and $41.4 million respectively, for the three months ended June 30, 1999. The Company's cash earnings per share are not necessarily comparable to similarly titled measures reported by other companies.


                                                    FOR THE THREE MONTHS ENDED              FOR THE SIX MONTHS ENDED
                                                             JUNE 30,                               JUNE 30,
                                                  ---------------------------------    ------------------------------------
                                                     2000        1999      % CHANGE       2000           1999      % CHANGE
                                                  ---------   ----------   --------    ---------       ---------   --------
NONINTEREST INCOME
       Service charges on deposit accounts         $  5,749     $  4,090       41      $  11,306       $   8,165       38
       Investment services                            6,436        4,619       39         12,333           8,939       38
       Trust fees                                     5,389        4,474       20         10,449           8,865       18
       International services                         3,749        2,395       57          7,057           4,386       61
       Bank owned life insurance                        657          541       21          1,278           1,080       18
       Other                                          4,815        3,255       48          8,387           5,773       45
                                                  ----------   ----------             -----------     -----------
         Subtotal                                    26,795       19,374       38         50,810          37,208       37
       Gain on sale of loans and assets                   -        1,121     (100)             5           1,179     (100)
       Gain on sale of securities                        (5)       1,192     (100)           218           2,445      (91)
                                                  ----------   ----------             -----------     -----------
         Total                                     $ 26,790     $ 21,687       24      $  51,033       $  40,832       25
                                                  ==========   ==========             ===========     ===========

NONINTEREST EXPENSE
       Salaries and other employee benefits        $ 41,587     $ 32,313       29      $  80,438       $  64,826       24
                                                  ----------   ----------             -----------     -----------
       All Other
         Professional                                 6,306        4,926       28         11,691           9,711       20
         Net occupancy of premises                    5,743        4,486       28         10,548           7,972       32
         Information services                         3,409        2,938       16          6,996           5,459       28
         Marketing and advertising                    3,621        2,581       40          6,324           5,145       23
         Depreciation                                 3,241        2,705       20          6,281           5,149       22
         Office services                              2,776        2,029       37          4,842           3,865       25
         Amortization of goodwill and core
          deposit intangibles                         4,379        1,911      129          7,868           3,971       98
         Equipment                                      737          473       56          1,202           1,124        7
         Acquisition integration                         13           26      (50)         1,322              26      N/M
         Other operating                              4,262        3,446       24          7,647           6,487       18
                                                  ----------   ----------             -----------     -----------
           Total all other                           34,487       25,521       35         64,721          48,909       32
                                                  ----------   ----------             -----------     -----------
           Total                                   $ 76,074     $ 57,834       32      $ 145,159       $ 113,735       28
                                                  ==========   ==========              ===========     ===========

       (Released to Business Wire this date)
